Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2026 relating to the financial statements of Leidos Holdings, Inc. and the effectiveness of Leidos Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Leidos Holdings, Inc. for the year ended January 2, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 19, 2026